Exhibit 10.6
Restricted Stock Units Award
Three-Year (Ratable) Vest

TRIMAS CORPORATION
2023 EQUITY AND INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT

TriMas Corporation (the “Company”), as permitted by the TriMas Corporation 2023 Equity and Incentive Compensation Plan (“Plan”), and as provided for by the Committee, has granted to the individual listed below (“Grantee”), a Restricted Stock Units award (“Award”) for the number of Restricted Stock Units set forth below (“Restricted Stock Units”), subject to the terms and conditions of the Plan and this Restricted Stock Units Agreement (“Agreement”).
Unless otherwise defined in this Agreement or in Appendix A to this Agreement, the terms used in this Agreement have the same meanings as defined in the Plan.
I.    NOTICE OF AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	As of [enter date]
Date of Grant:	[grant date]
Number of Restricted Stock Units:	[number of Restricted Stock Units]

II.    AGREEMENT
    A.    Grant of Restricted Stock Units. The Company has granted to Grantee (who, pursuant to this Award is a Participant in the Plan) the number of Restricted Stock Units set forth above, subject to the terms of this Agreement. The Restricted Stock Units granted under this Agreement are payable only in shares of Common Stock as described in Section II.A.2. Notwithstanding anything to the contrary anywhere else in this Agreement, the Restricted Stock Units evidenced by this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
        1.    Vesting.
(a)General. Subject to Section II.A.1(b), the Restricted Stock Units will vest in three substantially equal installments on the first three anniversaries of the Date of Grant (each, a “Vesting Date”), subject generally to Grantee’s continued status as a Service Provider through each such Vesting Date.

(b)Termination of Service; Forfeiture. Notwithstanding any other provision of this Agreement:
(i)    Voluntary Termination; Termination for Cause; Breach of Other Obligations. Any unvested Restricted Stock Units subject to this Award will be canceled and forfeited if Grantee voluntarily terminates as a Service Provider (other than for Good Reason or as a result of Retirement as provided below), if Grantee’s status as a Service Provider is involuntarily terminated by the Company or a Subsidiary for Cause, or if Grantee violates the provisions of Section II.B.3 below. Notwithstanding the foregoing, no termination of Grantee’s employment shall qualify as a termination for Cause unless (x) the Company notifies Grantee in writing of the Company’s intention to terminate Grantee’s employment for Cause within 90 days following the initial existence of the occurrence or event giving rise to Cause, (y) Grantee fails to cure such occurrence or event within 30 days after receipt of such notice from the Company and (z) the Company terminates Grantee’s employment within 45 days after the expiration of Grantee’s cure period in subsection (y).
(ii)    Death; Disability. If Grantee ceases to be a Service Provider prior to any Vesting Date as a result of Grantee’s death or Disability, Grantee shall fully vest in the Restricted Stock Units subject to this Award that have not already vested as of the date on which Grantee ceases to be a Service Provider due to Grantee’s death or Disability.
(iii)    Qualifying Termination Prior to a Change in Control. If Grantee has a Qualifying Termination that occurs prior to (or more than two years after) a Change in Control and before the final Vesting Date, Grantee shall vest in a pro-rata portion of Grantee’s unvested Restricted Stock Units, with the pro-rata amount calculated by (x) multiplying the total number of Restricted Stock Units subject to this Award by a fraction with (i) a numerator equaling the number of whole calendar months that have elapsed from the Date of Grant to the date of Grantee’s Qualifying Termination, and (ii) a denominator equal to 36, and then (y) subtracting the number of Restricted Stock Units that have already vested under this Award.
(iv)    Retirement. If Grantee ceases to be a Service Provider prior to any Vesting Date due to Grantee’s Retirement, Grantee shall continue to vest in the Restricted Stock Units subject to this Award to the same extent that Grantee would have vested in such Restricted Stock Units had Grantee continued to be a Service Provider through the final Vesting Date.
(v)    Change in Control. In the event of a Change in Control that occurs prior to the vesting of all of the Restricted Stock Units subject to this Award, such unvested Restricted Stock Units shall vest in accordance with this Section II.A.1(b)(v):

(A)    Notwithstanding anything to the contrary herein, if at any time before the vesting or forfeiture of all of the Restricted Stock Units subject to this Award, and while Grantee is continuously a Service Provider, a Change in Control occurs, then the Restricted Stock Units subject to this Award that have not already vested as of the date of the Change in Control will become nonforfeitable and payable to Grantee in accordance with Section II.A.2 hereof, except to the extent that a Replacement Award is provided to Grantee in accordance with Section II.A.1(b)(v)(B) to continue, replace or assume the Restricted Stock Units covered by this Award (the “Replaced Award”).
(B)    For purposes of this Agreement, a “Replacement Award” means an award (1) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (2) that has a value at least equal to the value of the Replaced Award, (3) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (4) if Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (5) the other terms and conditions of which are not less favorable to Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section II.A.1(b)(v)(B) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(C)    If, after receiving a Replacement Award, (1) Grantee experiences a Qualifying Termination with the Company and its Subsidiaries (or any of their successors) (as applicable, the “Successor”), or (2) Grantee ceases to be a Service Provider as a result of Grantee’s Retirement or Disability, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become fully vested and nonforfeitable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination or Retirement or Disability.

(D)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Restricted Stock Units subject to this Award that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested and nonforfeitable at the time of such Change in Control.
Any Restricted Stock Units that do not vest in accordance with Section II.A.1(a) or this Section II.A.1(b) shall be canceled and forfeited as of the date Grantee ceases to be a Service Provider. However, in particular, this Award is subject to Section 18(c) of the Plan.
        2.    Settlement.
    (a)    General. Subject to Section II.A.2(b) below, and as soon as administratively practicable following (but no later than thirty (30) days following) each applicable Vesting Date, the Company shall issue Grantee one share of Common Stock for each Restricted Stock Unit that is vested (but has not previously been settled) on such Vesting Date.
    (b)    Other Payment Events. Notwithstanding Section II.A.2(a), to the extent that the Restricted Stock Units are vested on the dates set forth below, payment with respect to the Restricted Stock Units will be made as follows:
(i)    to the extent the Restricted Stock Units are vested as a result of Section II.A.1(b)(ii) (and have not previously been settled) on the date of Grantee’s death, the Company shall issue Grantee one share of Common Stock for each vested Restricted Stock Unit as soon as practicable following (but no later than thirty (30) days following) the date of Grantee’s death;
(ii)    to the extent the Restricted Stock Units are vested as a result of Section II.A.1(b)(v)(A) (and have not previously been settled) on the date of a Change in Control, the Company shall issue Grantee one share of Common Stock for each vested Restricted Stock Unit as soon as practicable following (but no later than thirty (30) days following) the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, payment for the Restricted Stock Units shall be made upon the earlier of (A) a Change in Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, or (B) the date that would have otherwise applied pursuant to this Agreement had such Change in Control not occurred; and
(iii)    to the extent the Restricted Stock Units are vested as a result of Section II.A.1(b)(v)(C) (and have not previously been settled) on the date of Grantee’s “separation from service” with the Company and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code) within two years following the occurrence of a Change in Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, the Company shall issue Grantee one share of Common Stock for each vested Restricted Stock Unit as soon as practicable following (but no later than thirty (30) days following) the date of such separation from service.
        3.    Dividend Equivalent Rights. Grantee shall be credited with cash per Restricted Stock Unit equal to the amount of each cash dividend paid by the Company (if any) to holders of Common Stock generally with a record date occurring on or after the Date of Grant and prior to the time when the Restricted Stock Units are settled in accordance with Section II.A.2 hereof. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment or forfeitability) as apply to the Restricted Stock Units based on which the dividend equivalents were credited, and such amounts shall be paid in either cash or Common Stock, as determined by the Committee in its sole discretion, at the same time as the Restricted Stock Units to which they relate. If such amounts are paid in Common Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Market Value per Share on the payment date.
        4.    Rights as a Stockholder. Grantee will not have any rights of a stockholder (including voting and dividend rights) with respect to the Restricted Stock Units covered by this Award (except as otherwise provided in Section II.A.3).
        5.    Adjustments. The Restricted Stock Units covered by this Award will be subject to adjustment as provided in Section 11 of the Plan.
    B.    Other Terms and Conditions.
        1.    Non-Transferability of Award. Except as described below, and subject to the Plan and Section 409A, this Award and the Restricted Stock Units subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
        2.    Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by Grantee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. If Grantee’s benefit is to be received in the form of shares of Common Stock, then (a) if Grantee is subject to Section 16 of the Exchange Act, Grantee agrees that the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld, and (b) if Grantee is not subject to Section 16 of the Exchange Act, Grantee may elect that all or any part of such withholding requirement be satisfied by the retention by the Company of a portion of the Common Stock to be delivered to Grantee, by delivering to the Company other Common Stock held by Grantee, or by tendering sufficient funds in cash or cash equivalent to the Company. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Grantee’s income. In no event will the fair market value of the shares of Common Stock to be withheld and/or delivered pursuant to this Section II.B.2 to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed (x) the maximum amount that could be required to be withheld or (y) if so determined by the Committee after the date hereof, the minimum amount required to be withheld.
        3.    Restrictive Covenants.
    (a)    Generally. The Company would not be providing Restricted Stock Units or Common Stock to Grantee without Grantee’s agreement to abide by the restrictive covenants described herein. The provisions herein are appropriate in light of the position that Grantee has with the Company and the relationships and confidential and trade secret information that Grantee has been and will be exposed to because of Grantee’s position. Notwithstanding anything herein to the contrary, if Grantee is subject to the restrictive covenants set forth in Section 7 (or any successor provision) of the TriMas Corporation Executive Severance/Change in Control Policy (or any successor policy) or the restrictive covenants set forth in a separate, stand-alone severance agreement (or any successor agreement or arrangement) with the Company, then (i) such other restrictive covenants, rather than the restrictive covenants in this Section II.B.3, shall apply to Grantee, and (ii) Grantee’s violation of such other restrictive covenants shall be treated as a violation of the restrictive covenants in this Section II.B.3 for purposes of this Agreement.
    (b)    Confidentiality. Recognizing Grantee’s fiduciary duties to the Company, as a condition of this Agreement, Grantee agrees that he or she shall not, at any time before or after termination of employment, in any fashion, form or manner, either directly or indirectly, use, divulge, disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, company or entity, in any manner whatsoever, any Confidential Information (as defined below) of the Company except with the prior written consent of the Board or to the extent specifically required to be disclosed by applicable law, or except as required in the reasonable performance of Grantee’s duties as an employee of the Company. Grantee agrees to notify the Company as soon as reasonably possible after being subpoenaed or otherwise requested by any third party to disclose any Confidential Information, except as required in the reasonable performance of Grantee’s duties as an employee of the Company. This Section II.B.3 shall not result in the forfeiture of Restricted Stock Units or any clawback or recoupment of the Award for the disclosure of a trade secret if that disclosure (i) is made in confidence to a federal, state or local government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Pursuant to 18 U.S.C. § 1833(b), and as set forth fully therein, notice is hereby given that Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding anything in this Agreement to the contrary (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (x) nothing in the Arrangements or otherwise limits Grantee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002); and (y) nothing in the Arrangements or otherwise prohibits or is intended to restrict or impede Grantee from discussing the terms and conditions of their employment with coworkers or union representatives or exercising protected rights under Section 7 of the National Labor Relations Act, or prevents Grantee from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification Grantee is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information (including documents) appropriately protected by privilege.
    (c)    Covenants Against Competition and Solicitation.
        (i)    Grantee agrees that, while Grantee is employed by the Company, and for 12 months thereafter, Grantee shall not engage, either directly or indirectly, as a principal for Grantee’s own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any Competitive Business that designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company, during the one-year period prior to the date of employment termination and with which Grantee was involved and/or oversaw (the “Business”); provided that nothing herein shall prevent Grantee from owning, directly or indirectly, not more than five percent of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchange or in an over-the-counter securities market.
    (ii)    Grantee further understands and agrees that while Grantee is employed by the Company and for 12 months thereafter Grantee shall not directly or indirectly solicit business (relating to the Business) from, attempt to entice away from the Company, or interfere with the Company’s relationship with any entity that is a client or customer of the Company at the time of such solicitation, enticement, or interference, or that was identified or solicited as a client or customer of the Company during the time that Grantee performed services for the Company, unless such entity shall have ceased to have been such a customer for a period of at least six months as of the time of such solicitation.
        (iii)    Grantee further understands and agrees that while Grantee is employed by the Company and for 12 months thereafter Grantee shall not directly or indirectly employ or solicit, or receive or accept the performance of services by, any then-current employee of the Company who is employed primarily in connection with the Business, or any former employee of the Company who was employed by the Company primarily in connection with the Business at any time within the 12-month period immediately prior to such employment, solicitation, receipt or acceptance, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing.
    (d)    Determination by the Board. Upon entering into this Agreement, Grantee understands and agrees that a determination of the Board shall be final and binding on the issue of whether Grantee’s actions are or will be in violation of this Section II.B.3. Grantee may request in writing from the Board an advance determination as to whether Grantee’s proposed actions will violate this Section II.B.3.
    (e)    Certain Definitions. The following definitions shall apply solely with respect to this Section II.B.3:
(i)    “Company” means (A) during the Grantee’s employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Grantee has worked or had responsibility during the Grantee’s employment with the Company, and (B) after the Grantee’s termination of employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Grantee worked or had responsibility at the time of the Grantee’s termination of employment and at any time during the one-year period prior to such termination of employment.
(ii)    “Competitive Business” means a person or entity that engages in any business engaged in by the Company, and that does so in a geographic area in which the Company engage(s) in that business, as evidenced on the Company’s website, in the marketing materials of the Company or by the books and records of the Company, and “engages” includes actively planning to engage in the business.
(iii)    “Confidential Information” means trade secrets of the Company and all other confidential or proprietary information that relates to any aspect of the Company’s businesses that cannot freely and readily be obtained from sources outside of the Company. Confidential Information is meant to encompass the broadest enforceable definition of the Company’s intellectual property, and includes but is not limited to: financial and business information; customer and potential customer lists; customer contact information; pricing policies; vendor lists and information; third-party agreements and relationships; contractual, business, and financial information relating to the Company’s customers or other third parties which the Company is obligated to hold in confidence and/or not disclose; personnel, medical, compensation, and benefits information relating to employees, former employees, and persons affiliated with the Company; systems, login identifications and passwords, processes, methods, and policies; company strategies and plans; databases, company data, and technologies related to the Company’s business; and marketing and advertising materials which have not been published. “Confidential Information” shall not include information that Grantee can establish was already in the public domain at the time of disclosure through no fault of Grantee.
(f)    Tolling. The restricted time periods in Section II.B.3 shall be tolled during any time period that Grantee is in violation of such covenants, as determined by a court of competent jurisdiction, so that the Company may realize the full benefit of its bargain. This tolling shall include any time period during which litigation is pending, but during which Grantee has continued to violate such protective covenants.
(g)    Relief, Remedies, and Enforcement. Grantee acknowledges that the covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that any breach or threatened breach of any such covenants will cause irreparable injury to the Company for which money damages would not provide an adequate remedy. If Grantee breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company shall have the right to seek appropriate equitable relief, including a permanent injunction or similar court order enjoining Grantee from violating any of such provisions, and that, pending the hearing and the decision on the application for permanent equitable relief, the Company shall be entitled to a temporary restraining order and a preliminary injunction, without the necessity of showing actual monetary damages or the posting of a bond or other security. No such remedy shall be construed to be the exclusive remedy of the Company and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law or under federal, state or local statutes, rules and regulations. Grantee further agrees to pay any and all legal fees, including without limitation, all attorneys’ fees, court costs, and any other related fees and/or costs incurred by the Company in enforcing this Agreement.
(h)    Separate Covenants. Each of the covenants contained in this Section II.B.3 are separate and distinct covenants of Grantee.
        4.    Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from

Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee).
        5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Company or any Subsidiary or affiliate of the Company, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Grantee and the Company or any Subsidiary.
        6.    Effect on Other Benefits. In no event will the value, at any time, of the Restricted Stock Units or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Company or any Subsidiary unless otherwise specifically provided for in such plan.
        7.    Third-Party Beneficiaries. If Grantee is or was employed by a subsidiary of the Company, then such subsidiary is intended to be a third-party beneficiary of this Agreement and shall have the right to enforce this Agreement, including, but not limited to, the provisions of Section II.B.3.
        8.    Unfunded and Unsecured General Creditor. Grantee, as a holder of Restricted Stock Units and rights under this Agreement has no rights other than those of a general creditor of the Company. The Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of this Agreement and the Plan.
        9.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
        10.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Stock Units and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
        11.    Nature of Grant. In accepting this Award, Grantee acknowledges that:
    (a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

    (b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;
    (c)    all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Committee;
    (d)    Grantee is voluntarily participating in the Plan;
    (e)    the Restricted Stock Units and the Common Stock subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Grantee’s employer, and which is outside the scope of Grantee’s employment contract, if any;
    (f)    the Restricted Stock Units and the Common Stock subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
    (g)    the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
    (h)    the Restricted Stock Units and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;
    (i)    in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Grantee’s employment with the Company or Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and
    (j)    except as otherwise provided in this Agreement, in the event Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Grantee is no longer a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Grantee is no longer a Service Provider for purposes of the Restricted Stock Units.
        12.    Reserved.

        13.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall materially adversely affect the rights of Grantee under this Agreement without Grantee’s written consent, and (b) Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
        14.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
        15.    Governing Law; Choice of Forum; Jury Trial Waiver. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions. Grantee further agrees that any action by Grantee to challenge the enforceability of this Agreement must be brought or litigated exclusively in the appropriate state or federal court located in the State of Michigan. Grantee also agrees that any action by the Company to enforce this Agreement, as well as any related disputes or litigation related to this Agreement, must be brought in the appropriate state or federal court located in the State of Michigan. Grantee agrees and consents to the personal jurisdiction and venue of the federal or state courts of Michigan for resolution of any disputes or litigation arising under or in connection with this Agreement or any challenge to this Agreement and waives any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court. GRANTEE AND THE COMPANY AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
        16.    Clawback Policy.
(a)    Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the Award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to the Award, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the Award covered by this Agreement, Grantee (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that Grantee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery

Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Grantee of any such amounts, including from Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(b)    Without limiting the foregoing, violation of Section II.B.3 of this Agreement prior to the final Vesting Date and thereafter, as determined by the Board, shall result in the forfeiture of the Restricted Stock Units, and clawback and recoupment of any shares of Common Stock issued or transferred to Grantee in settlement of the Restricted Stock Units (plus dividend equivalent payments).
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated as of: [grant date]	By: _______________________________ Name: Thomas J. Snyder Title: President & CEO

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
RESTRICTED STOCK UNITS AGREEMENT
GLOSSARY
For purposes of this Agreement:

“Cause” means (a) Grantee’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (b) Grantee’s willful misconduct in the performance of his or her duties to the Company or its Subsidiaries and failure to cure such breach within thirty (30) days following written notice thereof from the Company; (c) Grantee’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty (30) days following written notice thereof from the Board; or (d) Grantee’s breach of fiduciary duty to the Company or its Subsidiaries for personal profit. Any failure by the Company or a Subsidiary of the Company to notify Grantee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

“Disability” means (a) Grantee is unable to engage in any substantial activity due to medically determinable physical or medical impairment expected to result in death or to last for a continuous period of not less than twelve (12) months, or (b) if due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than twelve (12) months, Grantee has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.

“Good Reason” means:

(a)     A material and permanent diminution in Grantee’s duties or responsibilities, other than any such diminution resulting from events or circumstances reasonably impacting the duties or responsibilities of substantially all other Company executive officers having primarily Company-wide duties or responsibilities;

(b)    A material reduction in the aggregate value of base salary and bonus opportunity provided to Grantee by the Company; or

(c)    A permanent reassignment of Grantee to another primary office more than 50 miles from the current office location, which reassignment is not otherwise approved by the Board.

Grantee must notify the Company of Grantee’s intention to invoke termination for Good Reason within 90 days after Grantee has knowledge of such event and provide the Company 30 days’ opportunity for cure, and Grantee must actually terminate Grantee’s employment with the Company prior to the 365th day following such occurrence or such event shall not constitute Good Reason. Grantee may not invoke termination for Good
    i

Reason if Cause exists or Grantee has violated Section II.B.3 of the Agreement at the time of such termination.

“Qualifying Termination” means a termination of Grantee’s status as a Service Provider with the Company and its Subsidiaries for any reason other than:
(i)     death;
(ii)     Disability;
(iii)     Cause;
(iv)    by Grantee without Good Reason; or
(v)    Retirement.
“Retirement” means termination of Grantee’s status as a Service Provider after attaining age 60 and five years of service with the Company and its Subsidiaries, provided that Grantee provides written notice of the date of such Retirement to the Chief Executive Officer of the Company at least 90 days prior to the date of such Retirement (further provided that, for purposes of determining satisfaction of the years of service requirement described herein, years of service with a Subsidiary shall only include service provided by Grantee after such Subsidiary becomes a subsidiary of the Company).

“Service Provider” means an individual actively providing services to the Company or a Subsidiary.
    ii